Exhibit 5.2

March 7, 2025

First Horizon Corporation,
          165 Madison Avenue,
                   Memphis, Tennessee 38103.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $500,000,000 aggregate principal amount of 5.514% Fixed Rate / Floating Rate Senior Notes due 2031 (the “Notes”) of First Horizon Corporation, a Tennessee corporation (the “Company”), issued pursuant to an Indenture, dated as of December 20, 2010, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2020 and the Supplemental Indenture No. 2, dated as of March 7, 2025 (together, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the Notes or their offering and sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Tennessee law, we note that you have received an opinion dated the date hereof of Lang Wiseman, Executive Vice President and General Counsel of the Company.  In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of the State of Tennessee, that the Indenture was duly authorized, executed and delivered by the Company insofar as the laws of the State of Tennessee are concerned, that all corporate action by the Company related to the Notes was duly authorized as

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a matter of Tennessee law and that the Notes have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of Tennessee are concerned.

We have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Notes has been executed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K to be incorporated by reference into the Company’s Registration Statement on Form S-3 relating to the Notes and to the reference to us under the heading “Validity of Notes” in the prospectus supplement, dated March 4, 2025, relating to the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP